                                                                    Exhibit 99_1


       CONTACTS:
                 Mellon              Dreyfus               Founders
       Media:    Stephen K. Dishart  Patrice M. Kozlowski  Steven Shapiro
                 (412) 234-0850      (212) 922-6030        (303) 394-7833
       Analysts: Donald J. MacLeod
                 (412) 234-5601


FOR IMMEDIATE RELEASE


                  MELLON TO ACQUIRE FOUNDERS ASSET MANAGEMENT

  --Combines Dreyfus equity offerings with Founders' successful growth funds--

NEW YORK and DENVER, Dec. 11, 1997--Mellon Bank Corporation (NYSE: MEL) and Founders Asset Management, Inc. today announced a definitive agreement under which Mellon will acquire Founders, a manager of growth-oriented no-load equity mutual funds and other investment portfolios. Adding Founders' growth-oriented funds to Dreyfus' existing equity funds means Mellon can offer its customers access to a comprehensive lineup of 48 equity funds, with a total of more than $28 billion in equity assets under management. Terms of the transaction were not disclosed.

          "Founders is `growth, plain and simple,' and that's the ideal enhancement to the equity offerings at Dreyfus," said Christopher M. "Kip" Condron, Mellon vice chairman, and president and chief executive officer of The Dreyfus Corporation. "Founders offers our clients and shareholders a historically strong-performing, highly regarded family of growth equity funds that broadens Dreyfus' offerings and appeal. In addition, both Dreyfus and Founders have well-established brand names and powerful distribution networks. Clearly, the companies complement one another."

          Founders, which will remain headquartered in Denver, offers 11 no-load mutual funds, including nine growth-oriented equity mutual funds, with $4.8
billion in assets among total assets under management of $6.7 billion.   With
the inclusion of Founders equity funds, the Dreyfus/Founders family of funds will increase its percentage of equity assets under management from 23 percent to 27 percent, with a total of more than $28 billion in 48 equity funds. The combined mutual fund assets will be approximately $100 billion.

                                     -more-

Mellon Acquires Founders
Dec. 11, 1997
Page 2


          "We are excited about our affiliation with Mellon and Dreyfus," said Jon Zeschin, Founders president, "particularly the prospect of enhancing the quality investment products and services we offer Founders Funds shareholders. As Mellon's growth equity management company, we look forward to continuing our focus on managing growth stock funds in our unique bottom-up style."

          Founders will become a subsidiary of Mellon Bank, N.A. alongside Dreyfus. In addition, Zeschin, who will be chief executive officer, Portfolio Managers Rob Ammann, Mike Gerding, Michael Haines, Ed Keely, Brian Kelly and Doug Loeffler, as well as Head of Institutional Marketing Greg Contillo, all have signed long-term employment contracts and will continue with the company in their current capacity. Bjorn K. "Erik" Borgen, Founders chairman and chief executive officer, will remain a director of the Founders Funds and has entered into a consulting agreement with Mellon.

          "We carefully explored our options for a strategic partnership that would ensure Founders' continued growth while maintaining the heritage of Founders' highly regarded mutual funds and tradition of quality service," said Borgen. "We believe Mellon is the best strategic fit for Founders and the shareholders in the Founders Funds over the long term."

          Bolstering its investment management capabilities in the past two years, Dreyfus has hired more than 25 mid- to senior-level investment professionals and introduced 28 new funds, 18 of which are equity funds. Currently, new money is coming into Dreyfus equity funds at a rate of nearly three times Dreyfus' current market share.

          The Founders Funds family of 11 no-load funds includes aggressive growth, growth, international and growth-and-income offerings. The funds are managed by Denver-based Founders Asset Management, Inc., which currently has $6.7 billion in total assets under management.

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With approximately $1.8 trillion of assets under management or administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund company, The Dreyfus Corporation, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

                                     -more-

Mellon Acquires Founders
Dec. 11, 1997
Page 3


          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

          Editor's Note: Securities and Exchange Commission regulations require the following statement in this press release: For more information about the Founders Funds, including management fees and expenses, please call Founders Asset Management, Inc. at 1 800 525-2440 for a prospectus. Please read the prospectus carefully before you invest or send money. Founders Asset Management, Inc., distributor of the Founders Funds.

          For more information about the Dreyfus Funds, including management fees and expenses, please call Dreyfus at 1 800 645-6561 for a prospectus. Please read the prospectus carefully before you invest or send money. Premier Mutual Fund Services, Inc., distributor of the Dreyfus Funds.

                                      ###